EXHIBIT 99.1

Ariba Reports Second Quarter Results

Sunnyvale, CA, April 21, 2005 – Ariba®, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced financial results for the second quarter of fiscal year 2005 ended March 31, 2005.

Total revenues for the quarter were $81.3 million, as compared to $56.0 million for the second quarter of fiscal year 2004, an increase of 45 percent. Software license revenues for the quarter were $12.6 million, as compared to $15.9 million for the second quarter of fiscal year 2004. Subscription and maintenance revenues were $31.2 million, as compared to $21.5 million for the second quarter of fiscal year 2004. Services and other revenues for the quarter were $37.4 million, as compared to $18.5 million for the second quarter of fiscal year 2004.

Net loss for the quarter was $6.9 million, or a loss of $0.11 per share, as compared to net loss for the second quarter of 2004 of $831,000, or $0.02 per share. The net loss for the quarter includes charges of approximately $5.5 million for amortization of intangible assets, $4.3 million for stock-based compensation, and $2.3 million for restructuring and integration costs. Excluding these items, non-GAAP net income was $5.2 million, or $0.08 per share.

The results for the second quarter include the results from FreeMarkets, Inc., with which Ariba merged on July 1, 2004.

“While the market environment in the March quarter turned out to be a little more challenging than we expected, we did sign a number of significant deals with new and existing customers,” said Bob Calderoni, CEO, Ariba. “On the operations side, I am very pleased that, with good spend management, we were still able to meet our non-GAAP earnings target even in a challenging market.”

New, Existing Customers Add Spend Management Solutions

As companies seek to generate cost savings, grow margins and accelerate bottom-line results, they continue to invest in Ariba Spend Management solutions. During the fourth quarter, Ariba added 23 new customers and extended agreements with more than 100 existing customers in Europe, Asia, and North America, including Arcelor, Diageo, H&R Block, Hubbell, Inc., InBev (formerly Interbrew), Mondi and Renault.

Conference Call Information

Ariba will host a conference call today, Thursday, April 21, 2005, at 2:00 p.m. PDT/5:00 p.m. EDT to discuss the results for the second quarter of fiscal year 2005. To join the call, please dial (877) 375-2162 in the United States and Canada, or (973) 582-2734 for other international locations. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available through Thursday, April 28, 2005 by dialing (877) 519-4471 in the United States and Canada, or (973) 341-3080 for other international location and entering ID # 5942391.

About Ariba, Inc. Ariba, Inc. is the leading provider of Spend Management solutions to help companies realize rapid and sustainable bottom line results. Successful companies around the world in every industry use Ariba Spend Management software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

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Copyright © 1996 – 2005 Ariba, Inc.

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Sourcing, Ariba Invoice, Ariba Travel & Expense, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement and Ariba Spend Management Knowledge Base are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. For example, Ariba recently settled patent infringement filed against it by ePlus, Inc. for $37.0 million and incurred significant related legal expenses. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed December 14, 2004 and in its Form 10-Q filed February 9, 2005.

Investor Contact:

John Ederer

Ariba, Inc.

(650) 390-1000

Media Contact:

Donna Maurillo

Ariba, Inc.

(650) 390-1773

2

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$67,338	$74,031
Short-term investments	31,306	37,227
Restricted cash	996	45,623
Accounts receivable, net	45,262	48,071
Prepaid expenses and other current assets	11,337	10,795

Total current assets	156,239	215,747

Property and equipment, net	20,744	21,909
Long-term investments	21,938	29,676
Restricted cash, less current portion	32,580	26,862
Goodwill	576,817	574,679
Other intangible assets, net	51,482	62,249
Other assets	2,787	2,767

Total assets	$862,587	$933,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,116	$15,433
Accrued compensation and related liabilities	26,709	31,171
Accrued liabilities	25,468	69,570
Restructuring obligations	17,042	16,825
Deferred revenue	40,997	49,664
Deferred income—Softbank	13,403	—

Total current liabilities	138,735	182,663

Deferred rent obligations	22,049	21,406
Restructuring obligations, less current portion	43,393	41,042
Deferred revenue, less current portion	23,522	22,858
Deferred income—Softbank, less current portion	20,664	—

Total liabilities	248,363	267,969

Minority interests	141	19,547

Stockholders’ equity:
Common stock	132	125
Additional paid-in capital	4,993,902	4,963,002
Deferred stock-based compensation	(19,182)	(5,959)
Accumulated other comprehensive income	5,303	1,634
Accumulated deficit	(4,366,072)	(4,312,429)

Total stockholders’ equity	614,083	646,373

Total liabilities and stockholders’ equity	$862,587	$933,889

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2005	2004	2005	2004
Revenues:
License	$12,615	$15,940	$29,737	$34,616
Subscription and maintenance	31,224	21,529	62,652	43,596
Services and other	37,429	18,539	75,808	30,527

Total revenues	81,268	56,008	168,197	108,739

Cost of revenues: (1)
License	1,054	217	1,748	1,584
Subscription and maintenance	7,116	5,396	14,352	10,780
Services and other	31,617	15,632	61,385	25,793
Amortization of acquired technology and customer intangible assets	5,281	—	9,981	—

Total cost of revenues	45,068	21,245	87,466	38,157

Gross profit	36,200	34,763	80,731	70,582

Operating expenses:
Sales and marketing (1)	19,349	20,353	44,022	33,908
Research and development (1)	12,260	12,784	24,662	25,061
General and administrative	7,918	4,921	16,532	9,464
Other operating income—Softbank	(2,795)	—	(2,795)	—
Amortization of other intangible assets	213	76	398	76
Stock-based compensation	4,278	838	8,656	868
Restructuring and integration costs	2,282	(1,917)	4,099	(1,917)
Litigation provision	—	—	37,000	—

Total operating expenses	43,505	37,055	132,574	67,460

(Loss) income from operations	(7,305)	(2,292)	(51,843)	3,122
Interest and other income, net	640	953	3,255	1,771

Net (loss) income before income taxes and minority interests	(6,665)	(1,339)	(48,588)	4,893
Provision (benefit) for income taxes	224	(255)	5,037	(527)
Minority interests in net income of consolidated subsidiaries	2	(253)	18	160

Net (loss) income	$(6,891)	$(831)	$(53,643)	$5,260

Net (loss) income per share—basic (2)	$(0.11)	$(0.02)	$(0.85)	$0.12
Weighted average shares—basic (2)	63,518	45,313	63,113	45,156

Net (loss) income per share—diluted (2)	$(0.11)	$(0.02)	$(0.85)	$0.11
Weighted average shares—diluted (2)	63,518	45,313	63,113	46,409

(1)	Certain reclassifications, none of which affected net (loss) income or net (loss) income per share, have been made to prior period amounts to conform to the current period presentation. Specifically, the company reclassified certain operating expenses to cost of revenues totaling $5.0 million and $9.0 million in the three and six months ended March 31, 2004, respectively, and $0.6 million in the three months ended December 31, 2004.
(2)	Reflects the one-for-six reverse split of the company’s outstanding common stock effected July 1, 2004.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

Three Months Ended March 31, 2005
Expense reconciliation:
GAAP revenue	$81,268
GAAP net loss	6,891

Total GAAP expenses	88,159
Amortization of intangible assets	(5,494)
Stock-based compensation	(4,278)
Restructuring and integration costs	(2,282)

Total non-GAAP operating expenses	$76,105

Three Months Ended March 31, 2005
Net income (loss) reconciliation:
GAAP net loss	$(6,891)
Amortization of intangible assets	5,494
Stock-based compensation	4,278
Restructuring and integration costs	2,282

Non-GAAP net income	$5,163

Three Months Ended March 31, 2005
Net income (loss) per share reconciliation:
GAAP net loss per share—basic	$(0.11)
Amortization of intangible assets	0.09
Stock-based compensation	0.07
Restructuring and integration costs	0.04

Non-GAAP net income per share—basic	$0.08

Non-GAAP net income per share—diluted	$0.08

Weighted average shares—basic	63,518
Weighted average shares—diluted	65,908

Ariba provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). In addition, this press release contains non-GAAP financial information. This non-GAAP financial information excludes the following types of costs and expenses that are included in GAAP: i) amortization of intangible assets, ii) stock-based compensation, and iii) restructuring and integration costs. Management reviews this non-GAAP financial information in evaluating Ariba’s historical and projected financial performance, and believes that it may assist investors in assessing its ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We have provided a reconciliation of the non-GAAP financial information provided in this press release with the comparable financial information reported in accordance with GAAP for the given period.